SUBSEQUENT TRANSFER INSTRUMENT

Pursuant to this Subsequent Transfer Instrument, dated May 18, 2007 (the “Instrument”), between Impac Secured Assets Corp. as seller (the “Company”), and Deutsche Bank National Trust Company (“DBNTC”) as Trustee (the “Trustee”), and pursuant to the Pooling and Servicing Agreement, dated as of April 1, 2007 (the “Agreement”), among Impac Secured Assets Corp., Impac Funding Corporation and the Trustee, the Company and the Trustee agree to the sale by the Company and the purchase by the Trustee of the Subsequent Mortgage Loans on the attached Schedule 1 of Mortgage Loans (the “Subsequent Mortgage Loans”).

Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Agreement.

Section 1. Conveyance of Subsequent Mortgage Loans; Acceptance of Mortgage Loans by the Trustee.

(a) The Company does hereby sell, transfer, assign, set over and convey to the Trustee without recourse, all of its right, title and interest in and to the Subsequent Mortgage Loans, including all amounts due on the Subsequent Mortgage Loans after the related Subsequent Cut-off Date, and all items with respect to the Subsequent Mortgage Loans to be delivered pursuant to Section 2.07 of the Agreement; provided, however that the Company reserves and retains all right, title and interest in and to amounts due on the Subsequent Mortgage Loans on or prior to the related Subsequent Cut-off Date. The Company, contemporaneously with the delivery of this Instrument, has delivered or caused to be delivered to the Trustee each item set forth in Section 2.02 of the Agreement. The transfer to the Trustee by the Company of the Subsequent Mortgage Loans identified on the Mortgage Loan Schedule shall be absolute and is intended by the Company, the Master Servicer, the Trustee, the Certificateholders and the Certificate Insurer to constitute and to be treated as a sale by the Company to the Trust Fund.

(b) The Company, concurrently with the execution and delivery hereof, does hereby transfer, assign, set over and otherwise convey to the Trustee without recourse for the benefit of the Certificate holders and the Certificate Insurer all the right, title and interest of the Company, in, to and under the Subsequent Mortgage Loan Purchase Agreement, dated May 18, 2007, between the Company, as purchaser and Impac Funding Corporation, as seller (the “Subsequent Mortgage Loan Purchase Agreement”).

(c) The Trustee acknowledges receipt of, subject to the exceptions the applicable Custodian notes pursuant to the procedures described in Section 2.02 of the Agreement, the documents (or certified copies thereof) referred to in Section 2.1(b) of the Subsequent Mortgage Loan Purchase Agreement, and declares that it holds and will continue to hold those documents and any amendments, replacements or supplements thereto and all other assets as Trustee in trust for the use and benefit of all present and future Holders of the Certificates and the Certificate Insurer.

(d) Additional terms of the sale are set forth on Attachment A hereto.

Section 2. Representations and Warranties; Conditions Precedent.

(a) The Company hereby confirms that each of the conditions and the representations and warranties set forth in Section 2.07 of the Agreement are satisfied as of the date hereof.

(b) All terms and conditions of the Agreement are hereby ratified and confirmed; provided, however, that in the event of any conflict, the provisions of this Instrument shall control over the conflicting provisions of the Agreement.

(c) Limitation of Liability. It is expressly understood and agreed by the parties hereto that (a) this Agreement is executed and delivered by DBNTC, not individually or personally but solely as the Trustee of the Company, in the exercise of the powers and authority conferred and vested in it, (b) the representations, undertakings and agreements herein made on the part of the Company are made and intended not as personal representations, undertakings and agreements by DBNTC but are made and intended for the purpose of binding only the Company, (c) nothing herein contained shall be construed as creating any liability on DBNTC, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties who are signatories to this Agreement and by any person claiming by, through or under such parties and (d) under no circumstances shall DBNTC be personally liable for the payment of any indebtedness or expenses of the Company or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Company under this Agreement.

Section 3. Recordation of Instrument.

To the extent permitted by applicable law, this Instrument, or a memorandum thereof if permitted under applicable law, is subject to recordation in all appropriate public offices for real property records in all of the counties or other comparable jurisdictions in which any or all of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Master Servicer at the Certificateholders’ expense on direction of the related Certificateholders, but only when accompanied by an Opinion of Counsel to the effect that such recordation materially and beneficially affects the interests of the Certificateholders or is necessary for the administration or servicing of the Subsequent Mortgage Loans.

Section 4. Governing Law.

This Instrument shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws, without giving effect to principles of conflicts of law.

Section 5. Counterparts.

This Instrument may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same instrument.

Section 6. Successors and Assigns.

This Instrument shall inure to the benefit of and be binding upon the Company and the Trustee and their respective successors and assigns.

IMPAC SECURED ASSETS CORP.,
as Seller

By:      /s/ Ronald Morrison
Name: Ronald Morrison
Title:   General Counsel & Secretary

DEUTSCHE BANK NATIONAL TRUST COMPANY,
as trustee under the Pooling and Servicing Agreement relating to Impac Secured Assets Corp. Mortgage Pass-Through Certificates, Series 2007-3

By:      /s/ Marion Hogan
Name: Marion Hogan
Title:   Associate